Exhibit 23.5

CONSENT OF PETER KONDOS

I hereby consent to the references to my name as a “qualified person” and to the incorporation by reference of any mineral resource and other analyses performed by me on behalf of Bunker Hill Mining Corp. (the “Company”) (including the S-K 1300 Technical Report Summary, Bunker Hill Mine Pre-Feasibility Study, Coeur d’Alene Mining District, Shoshone County, Idaho, USA), which are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, in this Registration Statement on Form S-8 (the “Registration Statement”) or in any amendment to the foregoing, or to any prospectuses or amendments or supplements thereto.

Yours truly,

/s/ Peter Kondos
November 6, 2023